Exhibit 5

Julie Cho Vice President, Deputy General Counsel and Assistant Secretary
November 24, 2025

The Allstate Corporation
3100 Sanders Road
Northbrook, IL 60062
Ladies and Gentlemen:
A Registration Statement on Form S-8 is being filed on or about the date of this letter with the Securities and Exchange Commission to register an additional $50,000,000 of Deferred Compensation Obligations (the “Obligations”) of The Allstate Corporation (“Allstate”) for issuance to participants in The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the “Plan”). The $50,000,000 of Obligations being registered under this Registration Statement are in addition to the $40,000,000 of Obligations registered on November 8, 1995 pursuant to Registration Statement No. 33-99138, the $40,000,000 of Obligations registered on October 31, 2000 pursuant to Registration Statement No. 333-49022, the $50,000,000 of Obligations registered on October 8, 2002 pursuant to Registration Statement No. 333-100406, the $25,000,000 of Obligations registered on November 10, 2004 pursuant to Registration Statement No. 333-120343, the $70,000,000 of Obligations registered on July 19, 2007 pursuant to Registration Statement No. 333-144692, the $20,000,000 of Obligations registered on July 13, 2011 pursuant to Registration Statement No. 333-175528, the $40,000,000 of Obligations registered on November 20, 2014 pursuant to Registration Statement No. 333-200390, and the $50,000,000 of Obligations registered on November 20, 2018 pursuant to Registration Statement No. 333-228491.
This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.
In connection with this opinion I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) Restated Certificate of Incorporation of Allstate as currently in effect, (iv) the Amended and Restated By-Laws of Allstate as currently in effect, and (v) resolutions of the
The Allstate Corporation
3100 Sanders Road, Northbrook, IL 60062

Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. In addition, I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
Based upon the foregoing, it is my opinion that, when issued in accordance with the provisions of the Plan, the Obligations will be valid and binding Obligations of Allstate, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
I am licensed to practice law in Massachusetts. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.
I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very Truly Yours,
/s/Julie Cho
Julie Cho